Exhibit (a)(5)(G)

NXP Acquisition – Operating Structure Employee Message

A month ago, we announced our plans to acquire NXP to significantly accelerate our growth strategy. With the combined technology leadership, industry-leading product portfolio, world-class employee talent, and innovation-focused cultures of Qualcomm and NXP, we are well-positioned to lead in the mobile, automotive, IoT, security and networking segments. I am very excited as we continue our journey of growth and transformation to create the semiconductor engine and technology provider for the connected world.

Until the acquisition closes, we will continue to operate as two separate companies. However, to ensure we are effective as of day one post-closing, we have established an Integration Management Office (IMO) under the leadership of Jeff Lorbeck, SVP & COO, QCT, and Henri Ardevol, NXP’s SVP of Corporate Strategy. Integration planning is underway with significant oversight from the leadership teams of both companies and I want to provide an update on the progress we’ve made so far.

Top-Level Operating Structure

One of the first actions for integration planning is identifying a top-level operating structure that can begin work following the close of the acquisition. Outlined below is the structure and key leadership roles:

•	Derek Aberle, President – Derek will serve as Qualcomm President and will assist me with running the overall combined company. In addition, he will have direct oversight for Qualcomm Technology Licensing (QTL), China, the emerging businesses (including Data Center, Qualcomm Life and Halo), Qualcomm Cyber Security Solutions (QCSS) global marketing, corporate business development, and standards.

Business Lines

•	Cristiano Amon, Mobile, Computing & Networking – Cristiano will lead our Mobile, Computing & Networking business which will include our core cellular platform, compute and the Connectivity and RFFE business units. Additionally, following the close of the acquisition NXP’s current Digital Networking and RF Power business units led by Tareq Bustami and Paul Hart respectively will fold into Cristiano’s organization. In advance of these changes, Cristiano and the current QCT business will report to me, effective immediately.

•	Alex Rogers, Technology Licensing – Alex will lead the QTL business in the combined company.

•	Kurt Sievers, Automotive – Kurt currently leads the Automotive business unit for NXP and following the close of the acquisition will lead the combined automotive and telematics business. Post-close, we intend to merge our current Automotive business unit with Kurt’s organization.

•	Rudy Stroh, IoT & Security – Rudy currently leads the Security & Connectivity business unit for NXP and following the close of the acquisition will lead our new IoT & Security business, which will include IoT, security and microcontrollers. As we move further through the integration planning process, additional decisions will be made with regard to mapping our current IoT business to the new business line operating structure.

Executive Functions

•	George Davis, Chief Financial Officer – George will serve as CFO in the combined company.

•	Matt Grob, Chief Technology Officer – Matt will serve as CTO in the combined company.

•	Brian Modoff, Strategy, M&A and Ventures – Brian will lead Strategy, M&A and Ventures in the combined company.

•	Steve Owen, Sales – Steve currently leads the Sales & Marketing organization for NXP and following the close of the acquisition will lead the Sales organization.

•	David Reed, Technology & Operations (NXP Fabs) – David currently leads the Technology & Operations organization for NXP and following the close of the acquisition will lead an Operations function, which will include oversight of NXP fab manufacturing operations. Post-close, Roawen Chen, SVP, QCT Global Operations, will continue to report into Cristiano and lead QCT’s fabless operations and supply chain.

•	Don Rosenberg, General Counsel – Don will serve as General Counsel in the combined company.

•	Michelle Sterling, Human Resources – Michelle will lead Human Resources in the combined company.

•	Jim Thompson, Engineering – Jim will lead engineering for the Mobile, Computing & Networking business in the combined company and will be responsible for coordinating the companywide product roadmap.

Additionally, Rick Clemmer, NXP’s CEO, and Dan Durn, NXP’s CFO, will remain on for a period of time following the close of the acquisition in senior advisory roles to help support the integration.

A key task for the senior-level team outlined above will be to make further decisions on aligning functions and identifying the next-level management structure. More details will be shared over the next few months.

Next Steps & Upcoming Milestones

As mentioned before, it’s important to remember that until the close of the acquisition both Qualcomm and NXP will continue to operate as two separate companies. Today our combined focus is on integration planning, and some of our near-term milestones include the following:

•	Qualcomm and NXP IMO Meetings – The IMOs from both companies will continue to hold a series of joint meetings over the next few weeks to focus on setting integration milestones and operationalizing the joint IMO.

•	Management Team Offsite – One of the most imperative first steps with our integration planning is to ensure strong alignment as a management team so we are best positioned to move forward immediately following the close. As such, the newly proposed management team will come together in January to spend time focusing on the combined company’s vision and culture. I look forward to providing an update on both the joint IMO meetings and our management team offsite.

•	Next-Level Management Announcements – As we continue to focus heavily on organizational design and key leadership roles, our plan is to share the next-level management structure for the combined company by the end of March 2017.

•	Integration Updates – A key principle for our integration planning approach is to be as transparent and open as possible with our communication. We’re committed to providing updates and key decisions as timely as possible. In the meantime, please refer to go/nxp for the latest information about the NXP acquisition.

Guidelines Reminder

As a reminder, please review the key guidelines at go/nxp on discussing the proposed transaction internally and externally as well as how we engage with NXP’s employees, whether through the normal course of business or through your personal network.

Lastly, I want to reiterate what an exciting prospect this acquisition is for Qualcomm and our next phase of growth. The combined talents and roadmap of Qualcomm and NXP will continue to create value and opportunities for our customers and deliver innovations that transform industries.

I look forward to providing more updates along the way.

Steve

Additional Information and Where to Find It

This document is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any common shares of NXP Semiconductors N.V. (“NXP”) or any other securities. Qualcomm River Holdings B.V. (“Buyer”), an indirect, wholly owned subsidiary of QUALCOMM Incorporated (“Qualcomm”), has filed a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, with the United States Securities and Exchange Commission (the “SEC”) and NXP has filed a solicitation/recommendation statement on Schedule 14D-9 with the SEC with respect to the tender offer. The offer to purchase common shares of NXP is only being made pursuant to the offer to purchase, the letter of transmittal and related documents filed as a part of the Schedule TO, in each case as amended from time to time. THE TENDER OFFER MATERIALS (INCLUDING THE OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 CONTAIN IMPORTANT INFORMATION. SHAREHOLDERS OF NXP ARE URGED TO READ THESE DOCUMENTS, AS FILED AND AS MAY BE AMENDED FROM TIME TO TIME, CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION THAT SUCH HOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES. Investors and security holders may obtain a free copy of these statements and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov. In addition, free copies of these documents may be obtained by contacting Innisfree M&A Incorporated, the information agent for the tender offer, toll free at (888) 750-5834 (for shareholders) or collect at (212) 750-5833 (for banks and brokers).

Cautionary Note Regarding Forward-Looking Statements

Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as “anticipate”, “believe”, “estimate”, “expect”, “forecast”, “intend”, “may”, “plan”, “project”, “predict”, “should” and “will” and similar expressions as they relate to Qualcomm, Buyer or NXP are intended to identify such forward-looking statements. These forward-looking statements involve risks and uncertainties concerning the parties’ ability to complete the tender offer and close the proposed transaction, the expected closing date of the transaction, the financing of the transaction, the anticipated benefits and synergies of the transaction, anticipated future combined businesses, operations, products and services, and liquidity, debt repayment and capital return expectations. Actual events or results may differ materially from those described in this document due to a number of important factors. These factors include, among others, the outcome of regulatory reviews of the proposed transaction; the ability of the parties to complete the transaction; the ability of Qualcomm to successfully integrate NXP’s businesses, operations (including manufacturing and supply operations), sales and distribution channels, business and financial systems and infrastructures, research and development, technologies, products, services and employees; the ability of the parties to retain their customers and suppliers; the ability of the parties to minimize the diversion of their managements’ attention from ongoing business matters; Qualcomm’s ability to manage the increased scale, complexity and globalization of its business, operations and employee base post-closing; and other risks detailed in Qualcomm’s and NXP’s filings with the SEC, including those discussed in Qualcomm’s most recent Annual Report on Form 10-K and in any subsequent periodic reports on Form 10-Q and Form 8-K and NXP’s most recent Annual Report on Form 20-F and in any subsequent reports on Form 6-K, each of which is on file with the SEC and available at the SEC’s website at www.sec.gov. SEC filings for Qualcomm are also available in the Investor Relations section of Qualcomm’s website at www.qualcomm.com, and SEC filings for NXP are available in the Investor Relations section of NXP’s website at www.nxp.com. Qualcomm is not obligated to update these forward-looking statements to reflect events or circumstances after the date of this document. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates.

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